As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_____________________

SONDE RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Alberta	98-1006618
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 3200, 500-4th Avenue SW
Calgary, Alberta, Canada
T2P 2V6
(403) 294-1411
(Address of Principal Executive Offices)

Sonde Resources Corp. Stock Option Plan (2011)
(Full title of the plan)

CT Corporation System
111 Eighth Avenue
New York, New York, 10011
(212) 894-8940
 (Name, address and telephone number of agent for service)
_____________________

Copy to:

Christopher W. Morgan, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street
Suite 1750, P.O. Box 258
Toronto, Ontario M5K 1J5
(416) 777-4700
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares	6,230,144	$2.34	$14,547,386	$1,689

Notes
(1)	Represents the maximum number of common shares of the Registrant expected to be issuable in the United States under the Registrant’s Stock Option Plan (2011) (the "Plan").

(2)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of common shares being registered hereby shall be adjusted to include any additional common shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares in accordance with the provisions of the Plan described herein.

(3)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the common shares as reported on the NYSE Amex on August 8, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 40-F of the Registrant for the fiscal year ended December 31, 2010, filed with the Commission on March 25, 2011;

(b)	Report on Form 6-K of the Registrant, furnished to the Commission on January 11, 2011;

(c)	Report on Form 6-K of the Registrant, furnished to the Commission on January 28, 2011;

(d)	Report on Form 6-K of the Registrant, furnished to the Commission on March 25, 2011;

(e)	Report on Form 6-K of the Registrant, furnished to the Commission on March 25, 2011;

(f)	Report on Form 6-K of the Registrant, furnished to the Commission on March 28, 2011;

(g)	Report on Form 6-K of the Registrant, furnished to the Commission on April 6, 2011;

(h)	Report on Form 6-K of the Registrant, furnished to the Commission on April 27, 2011;

(i)	Report on Form 6-K of the Registrant, furnished to the Commission on May 24, 2011;

(j)	Report on Form 6-K of the Registrant, furnished to the Commission on May 25, 2011;

(k)	Report on Form 6-K of the Registrant, furnished to the Commission on May 25, 2011;

(l)	Report on Form 6-K of the Registrant, furnished to the Commission on June 9, 2011;

(m)	Report on Form 6-K of the Registrant, furnished to the Commission on June 23, 2011; and

(n)	the description of the Registrant's common shares, included in the Annual Report on Form 40-F, filed with the Commission on March 25, 2011.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents; provided that, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.          Description of Securities

Not Applicable.

Item 5.          Interests of Named Experts and Counsel

Not Applicable.

Item 6.          Indemnification of Directors and Officers

The Business Corporations Act (Alberta), under which the Registrant is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle an action or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

In accordance with the provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Registrant's by-laws and the Business Corporations Act (Alberta).

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 7.          Exemption From Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

The following exhibits are attached hereto:

Exhibit No.	Description

4.1	Specimen Common Share certificate. (1)

4.2	Articles of Incorporation of the Registrant. (2)

4.3	By-laws of the Registrant. (2)

5.1	Opinion of MacLeod Dixon LLP.

23.1	Consent of MacLeod Dixon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of MNP LLP.

23.4	Consent of GLJ Petroleum Consultants Ltd.

24.1	Power of Attorney (included on page 7 of this Registration Statement).
__________________________

(1)	Previously filed with the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 26, 2008 and incorporated herein by reference.

(2)	Previously filed with the Registrant’s Registration Statement on Form F-1, filed with the Commission on May 12, 2006 and incorporated herein by reference.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calgary, Province of Alberta, Canada, on August 12, 2011.

SONDE RESOURCES CORP.

By:	/s/ Jack W. Schanck
Name:	Jack W. Schanck
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes each of Jack W. Schanck and Kurt A. Nelson as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 12, 2011.

Signature	Title

/s/ Jack W. Schanck	President, Chief Executive Officer and Director
Jack W. Schanck	(Principal Executive Officer)

/s/ Kurt A. Nelson	Chief Financial Officer
Kurt A. Nelson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marvin Chronister	Director
Marvin Chronister

/s/ Kerry Brittain	Director
Kerry Brittain

/s/ Dr. James Funk	Director
Dr. James Funk

/s/ James H.T. Riddell	Director
James H.T. Riddell

/s/ Dr. William J.F. Roach	Director
Dr. William J.F. Roach

/s/ Gregory Turnbull	Director
Gregory Turnbull

/s/ W. Gordon Lancaster	Director
W. Gordon Lancaster

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned certifies that he is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized United States representative of the Registrant, in the City of Calgary, Province of Alberta, Canada, on August 12, 2011.

KERRY BRITTAIN
(Authorized Representative)

/s/ Kerry Brittain
Name:	Kerry Brittain
Title:	Chairman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate. (1)

4.2	Articles of Incorporation of the Registrant. (2)

4.3	By-laws of the Registrant. (2)

5.1	Opinion of MacLeod Dixon LLP.

23.1	Consent of MacLeod Dixon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of MNP LLP.

23.4	Consent of GLJ Petroleum Consultants Ltd.

24.1	Power of Attorney (included on page 7 of this Registration Statement).
__________________________

(1)	Previously filed with the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 26, 2008 and incorporated herein by reference.

(2)	Previously filed with the Registrant’s Registration Statement on Form F-1, filed with the Commission on May 12, 2006 and incorporated herein by reference.